EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2019 Second Quarter Results
•Net Sales of $840.0M, Up 25.9% Year-Over-Year
•Net Income of $38.7M; EPS of $0.99 Up 25.3% Year-Over-Year
•EBITDA of $76.0M, 9.1% of Sales; Up 60 bps Year-Over-Year
•Quarterly Dividend Increased to $0.31 Per Share
•Full-Year Guidance Revised to Reflect Current Business Conditions

CLEVELAND, OHIO (January 24, 2019) - Applied Industrial Technologies (NYSE: AIT) today reported second quarter fiscal 2019 sales and earnings for the three months ended December 31, 2018.

Net sales for the quarter grew 25.9% to $840.0 million from $667.2 million in the same quarter a year ago. The overall sales increase for the quarter reflects a 21.3% increase from acquisition-related volume and a 1.6% benefit from a higher number of selling days in the quarter, partially offset by a negative 0.7% foreign currency translation impact. Excluding these factors, days adjusted organic growth was 3.7% in the quarter. Net income for the quarter increased 25.1% to $38.7 million from $31.0 million, and earnings per share rose 25.3% to $0.99 per share, compared to $0.79 per share in the prior year quarter. EBITDA for the quarter of $76.0 million increased 34.6% versus the prior year quarter.

For the six months ended December 31, 2018, sales were $1.70 billion, an increase of 26.5% compared with $1.35 billion in the same period last year. Net income increased to $87.7 million from $64.7 million, and earnings per share increased 35.2% to $2.23 per share from $1.65 per share, last year.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “While we are pleased to post year-over-year increases in our second quarter results, we did experience some deceleration as we progressed through the quarter. The contributing factors included significantly weaker sales in the final week of the calendar year, combined with some softness and project delays in our fluid power businesses tied to technology markets (electronic equipment and component manufacturers). Additionally, we experienced an adverse impact on our margins from a LIFO inventory charge related to more pronounced inflation experienced in the quarter.”

Outlook

Mr. Schrimsher added, “Given the moderating industrial environment and current fluid power market dynamics, we are revising our full-year fiscal 2019 sales and earnings per share guidance to between $4.45 and $4.65 per share on a sales increase of 12.5% to 15.0%. The sales guidance includes a nearly 2.0% to 4.0% increase in second-half daily sales rates compared to the first half, excluding acquisitions. This assumes second-half Fluid Power & Flow Control daily sales rates essentially consistent with the first half of the fiscal year, and a 3.0% to 5.0% increase in the second-half daily sales rates in our Service Center Segment.”

Dividend

The Company’s Board of Directors increased the quarterly cash dividend to $0.31 per common share, representing the 10th dividend increase since 2010. The dividend is payable on February 28, 2019, to shareholders of record on February 15, 2019.

Mr. Schrimsher concluded, “We are fully committed to generating shareholder value and leveraging our expanding product, service and solution offering to drive profitable growth. We are pleased to recognize the one-year anniversary of the FCX Performance acquisition along with the recent addition of Fluid Power Sales announced in November. These businesses further enhance our capabilities and differentiation to serve new and existing customers, and we will remain active in acquisitions as we move through calendar 2019.”

Conference Call Information

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on January 24, 2019. Neil A. Schrimsher - President & CEO, and David K. Wells - CFO will discuss the Company's performance. A supplemental investor deck detailing latest quarter results is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 2388424. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 2388424.

About Applied®

Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, engineered fluid power components and systems, specialty flow control solutions, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber, fluid power, and flow control shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “assume,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

INVESTOR RELATIONS
David K. Wells
Vice President - Chief Financial Officer & Treasurer
216-426-4755

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Net Sales	$ 840,038	$ 667,187	$ 1,704,553	$ 1,347,888
Cost of sales	597,178	478,827	1,209,840	967,104
Gross Profit	242,860	188,360	494,713	380,784
Selling, distribution and administrative,
including depreciation	181,895	141,645	367,409	282,232
Operating Income	60,965	46,715	127,304	98,552
Interest expense, net	9,578	2,139	20,054	4,305
Other (income) expense, net	946	(20)	707	(731)
Income Before Income Taxes	50,441	44,596	106,543	94,978
Income Tax Expense	11,724	13,646	18,888	30,307
Net Income	$ 38,717	$ 30,950	$ 87,655	$ 64,671
Net Income Per Share - Basic	$ 1.00	$ 0.80	$ 2.26	$ 1.67
Net Income Per Share - Diluted	$ 0.99	$ 0.79	$ 2.23	$ 1.65
Average Shares Outstanding - Basic	38,743	38,716	38,729	38,824
Average Shares Outstanding - Diluted	39,247	39,206	39,316	39,270

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2018	2018

Assets
Cash and cash equivalents	$ 79,827	$ 54,150
Accounts receivable, less allowances of $13,982 and $13,566	512,034	548,811
Inventories	445,881	422,069
Other current assets	44,041	32,990
Total current assets	1,081,783	1,058,020
Property, net	122,005	121,343
Goodwill	651,206	646,643
Intangibles, net	413,093	435,947
Other assets	21,901	23,788
Total Assets	$ 2,289,988	$ 2,285,741

Liabilities
Accounts payable	$ 232,558	$ 256,886
Current portion of long-term debt	44,184	19,183
Other accrued liabilities	117,046	156,482
Total current liabilities	393,788	432,551
Long-term debt	923,410	944,522
Other liabilities	82,875	93,705
Total Liabilities	1,400,073	1,470,778
Shareholders' Equity	889,915	814,963
Total Liabilities and Shareholders' Equity	$ 2,289,988	$ 2,285,741

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended December 31,

	2018	2017

Cash Flows from Operating Activities
Net income	$ 87,655	$ 64,671
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	10,019	8,008
Amortization of intangibles	21,912	11,526
Amortization of stock appreciation rights and options	1,257	1,013
Gain on sale of property	(105)	(333)
Other share-based compensation expense	2,351	1,577
Changes in assets and liabilities, net of acquisitions	(55,922)	(65,007)
Other, net	(1,587)	(271)
Net Cash provided by Operating Activities	65,580	21,184
Cash Flows from Investing Activities
Property purchases	(7,096)	(11,460)
Proceeds from property sales	244	596
Acquisition of businesses, net of cash acquired	(6,900)	(5,014)
Other	391	0
Net Cash used in Investing Activities	(13,361)	(15,878)
Cash Flows from Financing Activities
Net borrowings (repayments) under revolving credit facility	(19,500)	23,000
Long-term debt borrowings	175,000	0
Long-term debt repayments	(151,868)	(1,679)
Debt issuance costs	(685)	0
Purchases of treasury shares	0	(22,778)
Dividends paid	(23,275)	(22,571)
Acquisition holdback payments	(2,275)	(319)
Taxes paid for shares withheld for equity awards	(3,318)	(1,298)
Net Cash used in Financing Activities	(25,921)	(25,645)
Effect of Exchange Rate Changes on Cash	(621)	606
Increase (decrease) in cash and cash equivalents	25,677	(19,733)
Cash and cash equivalents at beginning of Period	54,150	105,057
Cash and Cash Equivalents at End of Period	$ 79,827	$ 85,324

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Net Income	$ 38,717	$ 30,950	$ 87,655	$ 64,671
Interest expense, net	9,578	2,139	20,054	4,305
Income tax expense (benefit)	11,724	13,646	18,888	30,307
Depreciation and amortization of property	5,038	4,081	10,019	8,008
Amortization of intangibles	10,991	5,695	21,912	11,526
EBITDA	$ 76,048	$ 56,511	$ 158,528	$ 118,817

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting EBITDA (Earnings from operations before Interest, Taxes, Depreciation, and Amortization), a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results.  The company believes that this non-GAAP measure provides meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provides a better baseline for analyzing trends in our underlying businesses.  Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies' non-GAAP financial measures having the same or similar names.  EBITDA should not be considered in isolation or as a substitute for reported results.  This non-GAAP financial measure reflects an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business.  The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The reconciliation provided above reconciles EBITDA , a non-GAAP financial measure, with net income, a GAAP financial measure.